UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 12, 2005

VISION-SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction of incorporation)	(Registration Number)	(IRS Employer Identification No.)

9 Strathmore Road, Natick, MA	01760
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 650-9971

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On August 15, 2005, Vision-Sciences, Inc. (the “Company”) notified The Nasdaq Stock Market, Inc. that it was not in compliance with (i) NASD Rule 4350(d)(2)(A) due to the vacancy created by William F. Doyle’s resignation as a member of the Audit Committee of the Company’s Board of Directors and (ii) NASD Rule 4350(c)(1).

NASD Rule 4350(d)(2)(A) requires the audit committee of each Nasdaq issuer to have at least three independent members on its audit committee (as defined by Nasdaq Rules 4200(a)(15) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934), at least one of whom is a financial expert. Consequently, the Company is in the process of identifying and appointing a new candidate to serve on its Audit Committee who possesses qualifications that will satisfy the independence requirements. Currently, the audit committee is comprised of two independent members, one of whom satisfies the audit committee financial expert requirement.  The Company has a cure period under NASD Rule 4350(d)(4)(B) until the earlier of the Company’s next annual meeting or August 12, 2006 to comply with the requirements of NASD Rule 4350(d)(2)(A).  The Company intends to be in compliance by the end of the cure period.

NASD Rule 4350(c)(1) requires that a majority of each Nasdaq issuer’s board of directors be comprised of a majority of independent directors as defined in NASD Rule 4200.  Following Mr. Doyle’s resignation, the Company’s Board of Directors consists of five members, two of whom are independent.  Consequently, the Company is in the process of identifying and appointing two new candidates to serve on its Board of Directors who possesses qualifications that will satisfy the independence requirements.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(b)                                 On August 12, 2005, William F. Doyle resigned as a member of the Board of Directors of the Company.  Mr. Doyle has decided to resign because the amount of his time required by his private investment firm has been steadily increasing over the last year and he no longer has the flexibility to serve as a director of the Company.  Mr. Doyle’s resignation was not the result of any disagreement with the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

	By:	/s/ James A. Tracy
		Name:	James A. Tracy
		Title:	Vice President and Chief Financial Officer

Date: August 16, 2005